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                                                                      Exhibit II


                                SIDE LETTER AGREEMENT


March 12, 1997


GE Private Placement Partners II,
a Limited Partnership
c/o GE Investment Management Inc.
3003 Summer Street
Stamford, CT 06904


This letter is being delivered to you in connection with Amendment No. 2 (the "Amendment") to that certain Note, Stock Purchase and Warrant Agreement between Elephant & Castle Group Inc. (the "Company") and GE Private Placement Partners II, a Limited Partnership ("GEIPPPII") dated as of November 30, 1995 (as amended, the "Agreement").

The undersigned, as President and Chief Executive Officer of the Company, hereby acknowledges that he has had discussions with representatives of GEIPPPII to the effect that (i) GEIPPPII has concerns with certain business and financial matters relating to the Company and with the Company's compliance with certain provisions of the Agreement and (ii) upon the continuance of any event referred to in Paragraph 6 (other than clauses (ix) and (x) of the Agreement on or after September 30, 1997, GEIPPPII may, in addition to or in lieu of the exercise of any other rights and remedies available to it, seek, in its capacity as a creditor and shareholder, certain management changes in the Company to solidify the future success of the Company's business operations.

This letter is being delivered to you as an inducement to GEIPPPII to enter into the Amendment.


Very truly yours,
/s/ Jeffrey M. Barnett
Jeffrey M. Barnett
President & CEO





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